                                FUND ESCROW AGREEMENT


THIS AGREEMENT is made this 30th day of September, 1998, by and among PROFORMANCE RESEARCH ORGANIZATION, INC., a Delaware corporation (the "Company"), GLOBAL FINANCIAL GROUP, INC. (the "Placement Agent") and BANK WINDSOR, Minneapolis, Minnesota (the "Escrow Agent").

WHEREAS, the Company desires to make a public offering of 1,000,000 shares of its common stock (the "Shares") under an arrangement whereby all of the Shares are to be offered to investors at the offering price of 5.00 per Share (the "Public Offering"); and

WHEREAS, the Shares are to be registered on a registration statement filed under the Securities Act of 1933, as amended (File No. 333-61533); and

WHEREAS, the Company has engaged Global Financial Group, Inc. to act as a Placement Agent for the Company with respect to the Public Offering of securities proposed to be made under the aforesaid registration statement; and

WHEREAS, provision must be made to impound in escrow the gross proceeds which may be received from the sale of all 1,000,000 Shares; and

WHEREAS, the Company, the Placement Agent, and the Escrow Agent desire to enter into an agreement with respect to the above-described escrow;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, the parties hereto agree as follows:

1. The Placement Agent and any broker-dealer participating in the Public Offering, by noon of the next business day following receipt thereof, shall deliver to the Escrow Agent all proceeds from the sale of all 1,000,000 Shares in the Public Offering at the offering price of $5.00 per Share, or an aggregate amount of $5,000,000, together with a written account of each sale which shall set forth, among other things, each subscriber's name and address, the number of Shares subscribed for, and the amount paid therefor.

2. All monies delivered to the Escrow Agent pursuant hereto shall be deposited immediately by the Escrow Agent in a separate non-interest bearing account designated substantially as follows: "Proformance Research Organization, Inc. Escrow Account" (the "Escrow Account"). The Escrow Account shall be designated Account No. 1020716 and be created and maintained subject to the customary rules and regulations of the Escrow Agent pertaining to such accounts. All checks related to the purchase of the Shares shall be made payable to the Escrow Agent.

3. During the Escrow Period (as hereinafter defined), all amounts deposited in the Escrow Account shall not become the property of the Company or any other entity, or be subject to the debts of the Company or any other entity, except as expressly provided herein with respect to payments by the Escrow Agent to the Company and the Placement Agent, and the Escrow Agent shall make or permit no disbursements from the Escrow Account except as expressly provided herein. The Escrow Agent shall not be required to make any disbursement until all funds deposited with it have cleared and been finally paid.

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4.   (a)  The Escrow Period shall begin with the commencement of the Public
          Offering under the aforesaid Registration Statement, which date shall be the effective date of the Registration Statement (the "Offering Date").

     (b)  The Escrow Period shall terminate upon the earliest of:

          (i) gross proceeds of $5,000,000 in funds cleared in Minneapolis having been deposited in the Escrow Account; or

          (ii) 90 days from the Offering Date (which date may be extended for up to an additional 90 days, upon the mutual agreement of the Company and the Placement Agent); or

          (iii) notice of the termination of the Public Offering having been provided the Escrow Agent by the Company and the Placement Agent.

5. In the event the Escrow Period terminates pursuant to the provisions of paragraph 4(b)(i) hereof, the Escrow Agent shall deliver and pay over to the Company on the Closing Date, as defined in the Agency Agreement, all amounts deposited in the Escrow Account, less an amount equal to $0.50 per Share sold in the Public Offering on Shares not directed by the Company (the selling commission) and $ -0- (the unpaid nonaccountable expense allowance), which amounts shall be paid to the Placement Agent on the Closing Date. On the making of the payments by the Escrow Agent as provided for in this paragraph, the Escrow Agent shall be completely discharged and released of any and all further liabilities or responsibilities hereunder.

6. In the event the Escrow Period terminates pursuant to the provisions of paragraph 4(b)(ii) or paragraph 4(b)(iii) hereof, the Escrow Agent shall, as promptly as possible after such termination and on the basis of its records of the Escrow Account, return to Southwest Securities on behalf of each of the subscribers of the Company's securities in the Public Offering, the amounts paid in by each subscriber for the purchase of the Shares. Each amount payable to each subscriber pursuant to this paragraph shall be deemed to be the property of each subscriber, free and clear of any or all claims of the Company or of any of its creditors, and the respective agreements to purchase the Shares made and entered into in the Public Offering shall thereupon be deemed, IPSO FACTO, to be cancelled without any further liability of said subscribers to pay for the Shares subscribed for. The Escrow Agent shall be required to make such payment only to Southwest Securities. At such time as the Escrow Agent shall have made all of the payments and remittances provided for in this paragraph, the Escrow Agent shall be completely discharged and released of any and all further liabilities and responsibilities hereunder.

7. The Company agrees to give to the Escrow Agent prompt and appropriate written notice of the Offering Date, any extension of the offering period, and the Closing Date.

8. The Escrow Agent, in its actions pursuant to this Agreement, shall be fully protected in every reasonable exercise of its discretion and shall have no obligations hereunder either to the Company or to any other party, except as expressly set forth herein. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein. No duties or obligations of the Escrow Agent not expressly set forth shall be inferred from this Agreement.

9.   The Escrow Agent has waived its fee for its services under this Agreement.


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10.  The Escrow Agent shall have no obligation to anyone to invest any of the deposited funds.

11. The Escrow Agent shall not issue any certificate of deposit, stock certificate, or any other instrument or document representing any interest in the deposited funds, but written notice acknowledging receipt of the deposited funds from the Placement Agent will be delivered from time to time by the Escrow Agent to the Company. The Escrow Agent shall give the Company prompt written notice if and when collected funds deposited in the Escrow Account total $5,000,000.

12. In performing any of its duties hereunder, the Escrow Agent shall not incur any liability to anyone for any damages, losses, or expenses, except for willful default or gross negligence, and it shall, accordingly, not incur any such liability with respect to (i) any action taken or omitted in good faith upon advice of its counsel or counsel for the Company given with respect to any questions relating to the duties and responsibilities of the Escrow Agent under this Agreement, or (ii) any action taken or omitted in reliance upon any instrument, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed and presented by a proper person or persons, and to conform with the provisions of this Agreement.

13. If at any time a dispute shall exist as to the duties of the Escrow Agent and the terms hereof, or the Escrow Agent has not been able to locate a subscriber to return his funds, the Escrow Agent may deposit said funds with the Clerk of the United States District Court for the District of Minnesota, located in Hennepin County, Minnesota, and may interplead the parties hereto. Upon so depositing such funds and filing its complaint in interpleader, the Escrow Agent shall be completely discharged and released from all further liability or responsibility under the terms hereof. The parties hereto, for themselves, their heirs, successors, and assigns, do hereby submit themselves to the jurisdiction of said court and do hereby appoint the Clerk of said Court as their agent for service of all process in connection with the proceedings mentioned in this paragraph.

14. The Company and the Placement Agent hereby agree to indemnify and hold harmless the Escrow Agent against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation and counsel fees and disbursements, which may be imposed upon the Escrow Agent or incurred by the Escrow Agent in connection with its acceptance of appointment as Escrow Agent hereunder, or the performance of its duties hereunder, including any litigation arising from this Agreement or involving the subject matter hereof.

15. The Escrow Agent is hereby expressly authorized and directed to disregard any and all notices or warnings given by any of the parties hereto, other than those notices and warnings specifically called for in this Agreement, or by any other person or corporation, excepting only orders or process of court, and is hereby expressly authorized to comply with and obey any and all orders, judgments, or decrees of any court, and in case the Escrow Agent obeys or complies with any such order, judgment, or decree of any court, it shall not be liable to any of the parties hereto or to any other person, firm, or corporation by reason of such compliance, notwithstanding that any such order, judgment, or decree may be subsequently reversed, modified, annulled, set aside, or vacated, or found to have been entered without jurisdiction.

16. This Agreement constitutes an integrated contract and is the entire agreement among the parties, apart from the corporate resolution of the Company dated August 10, 1998, authorizing the Public Offering,


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     a copy of which is attached hereto and incorporated herein by this reference. No parol evidence may be considered in determining the meaning of any term used herein or in interpreting this Agreement.

17. All notices, demands, or requests required or authorized hereunder shall be deemed given sufficiently if in writing and sent by registered mail or certified mail, return receipt requested and postage prepaid, or by tested telex, telegram, or cable to:

     in case of the Company:                    with a copy to:

     Proformance Research Organization, Inc.    Fay M. Matsukage, Esq.
     5335 W. 48th Avenue                        Dill, Dill, Carr, Stonbraker &
     Denver, Colorado 80212                      Hutchings, P.C.
     Attention: William D. Leary, President     455 Sherman Street, Suite 300
                                                Denver, Colorado 80203

     in the case of the Placement Agent:        with a copy to:

     Global Financial Group, Inc.               Robert P. Abdo, Esq.
     100 Washington Avenue South                Abdo & Abdo
     Suite 1319                                 710 Northstar West
     Minneapolis, Minnesota 55401               625 Marquette Avenue
     Attention: Kevin S. Miller, President      Minneapolis, Minnesota 55402

     and in case of the Escrow Agent:           with a copy to:

     Bank Windsor                               -----------------------------
     740 Marquette Avenue                       -----------------------------
     Minneapolis, Minnesota 55402               -----------------------------
     Attention: _____________________           -----------------------------

18 The validity, interpretation, and construction of this Agreement and of each part hereof shall be governed by the laws of the State of Minnesota.


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IN WITNESS WHEREOF, the Company, the Placement Agent, and the Escrow Agent have executed this Agreement on the day and year first above written.

                                       "Company"
                                       PROFORMANCE RESEARCH ORGANIZATION, INC.


                                       By: /s/ William D. Leary
                                          -------------------------------------
                                          William D. Leary, President

                                       "Placement Agent"
                                        GLOBAL FINANCIAL GROUP, INC.


                                       By: /s/ Kevin S. Miller
                                          -------------------------------------
                                          Kevin S. Miller, President

                                       "Escrow Agent"
                                       BANK WINDSOR


                                       By: /s/ Kevin Howk, VP
                                          -------------------------------------
                                          Authorized officer



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